Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ImageneBio, Inc. of our report dated March 18, 2025, except for the effects of the change in computation of net loss per share discussed in Note 2 to the consolidated financial statements, as to which the date is September 8, 2025, relating to the consolidated financial statements of Inmagene Biopharmaceuticals, which appears in ImageneBio, Inc.’s Registration Statement on Form S-1 dated September 8, 2025.

/s/ PricewaterhouseCoopers LLP

San Diego, California

November 12, 2025

1